Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Form 10-K of Summit Healthcare REIT, Inc. of our report dated March 13, 2023, with respect to the combined financial statements of the GA8 Tenants as of and for the years ended December 31, 2022 and 2021.

/s/ Warren Averett, LLC

Warren Averett
Certified Public Accountants
Birmingham, Alabama
March 31, 2023